                                                                     EXHIBIT 2.4

                                                                  Execution Copy
                                                                  --------------

================================================================================


                           SHARE EXCHANGE AGREEMENT

                                 BY AND AMONG

                             ZC ACQUISITION CORP.

                                      AND

                                  ZEFER CORP.

                                      AND

                        THE STOCKHOLDERS OF ZEFER CORP.



                          Dated as of April 30, 1999

===============================================================================

                              TABLE OF CONTENTS

ARTICLE I
     EXCHANGE OF SHARES....................................................  1
     SECTION 1.1   Basic Transaction.......................................  1
     SECTION 1.2   Exchange Consideration..................................  1
     SECTION 1.3   The Closing.............................................  2
     SECTION 1.4   Deliveries at the Closing...............................  2
     SECTION 1.5   Stockholder Representatives.............................  2
     SECTION 1.6   Material Adverse Effect.................................  2

ARTICLE II

     REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS....................  3
     SECTION 2.1   Stockholders............................................  3
     SECTION 2.2   Authority...............................................  3
     SECTION 2.3   Noncontravention........................................  3
     SECTION 2.4   Brokers' Fees...........................................  4
     SECTION 2.5   The Shares..............................................  4
     SECTION 2.6   Qualification of the Stockholders.......................  4

ARTICLE III

     REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY.................  4
     SECTION 3.1   Organization, Qualification and Other Equity Interests..  4
     SECTION 3.2   Articles of Incorporation and By-Laws...................  5
     SECTION 3.3   Capitalization..........................................  5
     SECTION 3.4   Authority Relative to this Agreement....................  5
     SECTION 3.5   No Conflict; Required Filings and Consents..............  5
     SECTION 3.6   Compliance, Permits.....................................  7
     SECTION 3.7   Financial Statements....................................  7
     SECTION 3.8   Absence of Certain Changes or Events....................  7
     SECTION 3.9   No Undisclosed Liabilities..............................  7
     SECTION 3.10  Absence of Litigation...................................  8
     SECTION 3.11  Employee Benefit Plans, Employment Agreements...........  8
     SECTION 3.12  Labor Matters...........................................  9
     SECTION 3.13  Restrictions on Business Activities.....................  9
     SECTION 3.14  Title to Property.......................................  9
     SECTION 3.15  Taxes................................................... 10
     SECTION 3.16  Environmental Matters................................... 11
     SECTION 3.17  Intellectual Property................................... 12

     SECTION 3.18  Immigration Compliance.............................................  12
     SECTION 3.19  Insurance..........................................................  13
     SECTION 3.20  Accounts Receivable................................................  13
     SECTION 3.21  Brokers............................................................  13
     SECTION 3.22  Change in Control Payments.........................................  13
     SECTION 3.23  Expenses...........................................................  13
     SECTION 3.24  Books and Records..................................................  13
     SECTION 3.25  Full Disclosure....................................................  13

ARTICLE IV

     REPRESENTATIONS AND WARRANTIES OF ZC.............................................  14
     SECTION 4.1   Organization and Qualification; Subsidiaries.......................  14
     SECTION 4.2   Charter and By-Laws................................................  14
     SECTION 4.3   Capitalization.....................................................  14
     SECTION 4.4   Authority Relative to this Agreement...............................  15
     SECTION 4.5   No Conflict, Required Filings and Consents.........................  15
     SECTION 4.6   No Prior Activities................................................  15
     SECTION 4.7   Validity of ZC Common Stock........................................  16
     SECTION 4.8   Brokers............................................................  16
     SECTION 4.9   Tax-Free Exchange..................................................  16
     SECTION 4.10  Full Disclosure....................................................  16

ARTICLE V

     CONDUCT OF BUSINESS PENDING THE CLOSING..........................................  16
     SECTION 5.1   Conduct of Business by the Company Pending the Closing.............  16
     SECTION 5.2   No Solicitation....................................................  18

ARTICLE VI

     ADDITIONAL AGREEMENTS............................................................  19
     SECTION 6.1   Access to Information..............................................  19
     SECTION 6.2   Consents; Approvals................................................  19
     SECTION 6.3   Notification of Certain Matters....................................  19
     SECTION 6.4   Further Action/Tax Treatment.......................................  20
     SECTION 6.5   Public Announcements...............................................  20
     SECTION 6.6   Conveyance Taxes...................................................  20
     SECTION 6.7   Board Observation Right............................................  20
     SECTION 6.8   Tjan Board Seat....................................................  20
     SECTION 6.9   Noncompetition/Nonsolicitation.....................................  20
     SECTION 6.10  Issuance of Options................................................  21
     SECTION 6.11  Employee Bonus.....................................................  21
     SECTION 6.12  Third Party Securities.............................................  21

ARTICLE VII
     CONDITIONS TO THE EXCHANGE.......................................................  22
     SECTION 7.1   Conditions to Obligation of Each Party to Effect the Exchange
                    of Shares.........................................................  22
     SECTION 7.2   Additional Conditions to Obligations of ZC.........................  22
     SECTION 7.3   Additional Conditions to Obligation of the Company.................  23

ARTICLE VIII

     GENERAL PROVISIONS...............................................................  24
     SECTION 8.1   Indemnification....................................................  24
     SECTION 8.2   Survival...........................................................  26
     SECTION 8.3   Notices............................................................  27
     SECTION 8.4   Certain Definitions................................................  28
     SECTION 8.5   Amendment..........................................................  29
     SECTION 8.6   Waiver.............................................................  29
     SECTION 8.7   Headings...........................................................  29
     SECTION 8.8   Severability.......................................................  29
     SECTION 8.9   Entire Agreement...................................................  29
     SECTION 8.10  Assignment.........................................................  29
     SECTION 8.11  Payment of Expenses................................................  29
     SECTION 8.12  Parties in Interest................................................  30
     SECTION 8.13  Failure or Indulgence Not Waiver; Remedies Cumulative..............  30
     SECTION 8.14  Governing Law......................................................  30
     SECTION 8.15  Counterparts.......................................................  30

                           SHARE EXCHANGE AGREEMENT

     SHARE EXCHANGE AGREEMENT, dated as of April 30, 1999 (this "Agreement"), among ZC Acquisition Corp., a Delaware corporation ("ZC"), ZEFER Corp., a
                                                     --
Delaware corporation (the "Company"), and the stockholders of the Company set
                           -------
forth on the signature pages hereto (the "Stockholders").
                                          ------------

                                  WITNESSETH:

     WHEREAS, the Stockholders own all of the outstanding shares (the "Shares")
                                                                       ------
of the Company's capital stock (the "Company Stock");
                                     -------------

     WHEREAS, ZC wishes to acquire the Shares from the Stockholders in exchange for shares (the "ZC Shares") of ZC's common stock, $.01 par value ("ZC Common
                 ---------                                          ---------
Stock"), and cash as set forth in Section 1.2 below (the "Cash Consideration"
-----                                                     ------------------
and, together with the ZC Shares, the "Exchange Consideration"), to the
                                       ----------------------
Stockholders, and the Stockholders wish to surrender the Shares in exchange for such Exchange Consideration, all upon and subject to the terms and conditions set forth herein; and

     WHEREAS, it is intended that the exchange of the Shares for the ZC Shares, along with the purchase of shares of ZC Common Stock pursuant to the First Amendment and Supplement No. 1 to Purchase Agreement dated as of the date hereof among ZC, GTCR Fund VI, L.P., GTCR VI Executive Fund, L.P. and GTCR Associates VI (the "GTCR Purchase Agreement"), shall qualify as tax-free transfers to ZC
         -----------------------
pursuant to Section 351 of the Internal Revenue Code of 1986, as amended (the

"Code"), and the regulations promulgated thereunder.
-----

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, ZC, the Stockholders and the Company hereby agree as follows:

                                   ARTICLE I

                              EXCHANGE OF SHARES

     SECTION 1.1 Basic Transaction. The Stockholders hereby agree to transfer the Shares to ZC, and ZC hereby agrees to issue and pay the Exchange Consideration to the Stockholders, at the Closing, subject to and upon the terms and conditions contained herein.

     SECTION 1.2 Exchange Consideration. The Exchange Consideration which ZC shall issue and pay to the Stockholders at the Closing for the Shares and in consideration of the agreements and covenants of the Stockholders contained herein shall consist of 864,000 ZC Shares and seven million one hundred thousand dollars ($7,100,000.00) in cash. Each Stockholder shall be entitled to the number of ZC Shares and the amount of cash set forth across from his or her name on Exhibit 1.2 hereto.
   -----------

     SECTION 1.3 The Closing. The closing of the exchange of the Shares for the Exchange Consideration and the other transactions contemplated hereby (the "Closing") shall take place at the office of Ropes & Gray, One International
 -------
Place, Boston, Massachusetts, or at such other place as may be agreed to by ZC and the Stockholders, on April 30, 1999 or on such other date as may be agreed to by ZC and the Stockholders (the "Closing Date").
                                    ------------

     SECTION 1.4 Deliveries at the Closing. At the Closing (i) the Company shall deliver to ZC the various certificates, instruments, and documents referred to in Section 7.2 below, (ii) ZC will deliver to the Company the various certificates, instruments, and documents referred to in Section 7.3 below, (iii) each of the Stockholders shall deliver to ZC stock certificates representing all of his, her or its Shares of Company Stock endorsed in blank or accompanied by duly executed assignment documents and the various certificates, instruments and documents referred to in Section 7.2 below, and (iv) ZC will deliver to each of the Stockholders, in exchange for such Shares of Company Stock so delivered, the number of shares of ZC Common Stock to which such Stockholder is entitled pursuant to Section 1.2 hereof (subject to the restrictions set forth in the Employment Agreements and Stock Restriction Agreement delivered pursuant to Sections 7.2(f) and 7.2(g) hereof, respectively) and the amount of cash to which such Stockholder is entitled pursuant to Section 1.2 hereof.

     SECTION 1.5 Stockholder Representatives. The Stockholders hereby constitute and appoint, effective as of the Closing, 1261417 Ontario Limited "Mosaic") and
                                                                   ------
Anthony Tjan (together with their permitted successors, the "Stockholder
                                                             -----------
Representatives") as their true and lawful agents and attorneys-in-fact to enter
---------------
into any agreement in connection with the transactions contemplated by this Agreement, to exercise all or any of the powers, authority and discretion conferred on them under any such agreement, to waive any terms and conditions of any such agreement (other than the Exchange Consideration), to give and receive notices on their behalf and to be their exclusive representatives with respect to any matter, suit, claim, action or proceeding arising with respect to any transaction contemplated by any such agreement, including, without limitation, the defense, settlement or compromise of any claim, action or proceeding for which ZC may be entitled to indemnification and the Stockholder Representatives agree to act as, and to undertake the duties and responsibilities of, such agents and attorneys-in-fact. This power of attorney is coupled with an interest. The Stockholder Representatives shall not be liable for any action taken or not taken by them in connection with their obligations under this Agreement (i) with the consent of stockholders who, as of the date of this Agreement, owned a majority in number of the outstanding shares of the Company Stock or (ii) in the absence of their own gross negligence or wilful misconduct. If the Stockholder Representatives shall be unable or unwilling to serve in such capacity or if the Stockholders otherwise desire to replace the Stockholder Representatives, their successor shall be named by those persons holding a majority of the shares of the Company Stock outstanding at the Closing Date who shall serve and exercise the powers of Stockholder Representatives hereunder.

     SECTION 1.6 Material Adverse Effect. When used in connection with the Company or ZC, as the case may be, the term "Material Adverse Effect" means any
                                             -----------------------
change, effect or
circumstance that, individually or when taken together with all other similar or related changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, prospects, assets (including intangible assets), financial condition or results of operations of the Company or ZC, as the case may be, taken as a whole, as applicable based on the party making the representation, warranty or disclosure.

                                  ARTICLE II

              REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

     Each of the Stockholders hereby represents and warrants to ZC, as to himself or itself but not jointly, that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by the Stockholders to ZC that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II (the "Stockholder Disclosure Schedule"):
                                              -------------------------------

     SECTION 2.1 Stockholders. Such Stockholder (other than Mosaic) is an individual residing at the address indicated on Section 2.1 of the Stockholder Disclosure Schedule. Mosaic is an Ontario corporation having its principal executive office at the address indicated on Section 2.1 of the Stockholder Disclosure Schedule.

     SECTION 2.2 Authority. Such Stockholder has full legal capacity, power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement has been duly and validly authorized, executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and legally binding obligation of such Stockholder, enforceable in accordance with its terms and conditions. No Stockholder need give any notice to, make any filing with or obtain any authorization, consent or approval of any government or governmental agency or any other third party in order to consummate the transactions contemplated by this Agreement.

     SECTION 2.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any charter, by-law or other governing document of such Stockholder or, to the knowledge of such Stockholder, any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which such Stockholder is subject to or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other legally binding arrangement to which any Stockholder is a party or by which he or it is bound or to which any of his or its assets is subject.

     SECTION 2.4 Brokers' Fees. No Stockholder has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which ZC or the Company could become liable or obligated.

     SECTION 2.5 The Shares. Each Stockholder holds of record and owns beneficially that number of the issued and outstanding shares of Company Stock indicated in Section 2.5 of the Stockholder Disclosure Schedule, free and clear of any restrictions on transfer (other than restrictions under applicable securities laws), mortgages, pledges, liens, encumbrances, charges, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. No Stockholder is a party to any option, warrant, purchase right or other contract or commitment that could require such Stockholder to sell, transfer or otherwise dispose of any capital stock of the Company (other than this Agreement). No Stockholder is a party to any voting trust, proxy or other Agreement or understanding with respect to the voting of any capital stock of the Company.

     SECTION 2.6 Qualification of the Stockholders. (a) Each Stockholder is acquiring the ZC Common Stock for his or its own account and not with a view to or for resale in connection with any distribution thereof; (b) such Stockholder understands that such shares of ZC Common Stock have not been registered under the Securities Act or any state securities laws by reason of specified exemptions from the registration provisions of the Securities Act which depend upon, among other things, the bona fide nature of his or its investment intent as expressed herein; (c) such Stockholder is able to bear the economic risk of investment in the ZC Common Stock and is experienced and has such knowledge and experience in financial and business matters that he or it is capable of evaluating the risks and merits of the transactions contemplated by this Agreement; and (d) such Stockholder acknowledges that such shares of ZC Common Stock will bear a legend restricting transfer unless (i) the transfer is exempt from the registration requirements of the Securities Act and an opinion of counsel reasonably satisfactory to ZC that such transfer is exempt therefrom is delivered to ZC, or (ii) the transfer is made pursuant to an effective registration statement under the Securities Act.

                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

     The Company and the Stockholders (other than Mosaic) hereby represent and warrant to ZC that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by the Stockholders to ZC that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III (the "Company Disclosure Schedule"):
                                    ---------------------------

     SECTION 3.1 Organization, Qualification and Other Equity Interests. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect. Except as set forth in Section 3.1 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     SECTION 3.2 Articles of Incorporation and By-Laws. The Company has heretofore furnished to ZC a complete and correct copy of its Certificate of Incorporation and By-Laws as amended to date. Such Certificate of Incorporation and By-Laws are in full force and effect. The Company is not in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

     SECTION 3.3 Capitalization. The authorized capital stock of the Company consists of 168,000 shares of Class A Common Stock, $.01 par value (the "Class A
                                                                         -------
Common"), 12,000 shares of Class B Common Stock, $.01 par value (the "Class B
------                                                                -------
Common"), 12,000 shares of Series A Convertible Preferred Stock, $100 par value
------
(the "Series A Preferred"), and 8,000 shares of Series B Non-Voting Preferred
      ------------------
Stock, $100 par value (the "Series B Preferred").  50,976.5886287627 shares of
                            ------------------
Class A Common, zero shares of Class B Common, 12,000 shares of Series A Preferred and zero shares of Series B Preferred are issued and outstanding, all of which are validly issued, fully paid and nonassessable, and zero shares are held in treasury. There are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of Company Stock.

     SECTION 3.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting generally the enforcement of creditors' rights and except as the remedy of specific performance and other injunctive relief may be unavailable in certain cases.

     SECTION 3.5 No Conflict; Required Filings and Consents.

     (a) Section 3.5(a) of the Company Disclosure Schedule includes a list of
(i) all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, standby letters of credit, equipment leases or lease purchase agreements to which the Company is a party or by which it is bound and (ii) all contracts, agreements, commitments or other understandings or arrangements to which the Company is a party or by which it or any of its properties or assets are bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in each case, payments or receipts by the Company of amounts reasonably expected to be less than $25,000 in any single instance but not more than $100,000 in the aggregate (collectively, the "Contracts").
                                                   ---------

     (b) (i) The Company has not materially breached, is not in material default under, and has not received written notice of any material breach of or material default under, any of the Contracts, (ii) to the knowledge of the Company, no other party to any of the Contracts has materially breached or is in material default of any of its obligations thereunder, and (iii) to the knowledge of the Company, each of the Contracts is in full force and effect.

     (c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company, (ii) conflict with or violate any federal, foreign, state or provincial law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or by which
                                   ----
any of its properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or, to the knowledge of the Company and the Stockholders, an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a security interest, lien, claim, encumbrance or any other restriction on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties is bound or affected.

     (d) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit on the part of the Company of, or filing with or notification on the part of the Company to, any federal, foreign, state or provincial governmental or regulatory authority except for (i) applicable requirements, if any, of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the Securities
                                           --------------
Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and state securities laws ("Blue Sky Laws") and (ii) where the
 ------------                                -------------
failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the transactions contemplated by this Agreement, or otherwise prevent the Company from performing its obligations under this Agreement, and would not have a Material Adverse Effect.

     SECTION 3.6 Compliance, Permits.

     (a) The Company is in compliance, in all material respects, with all Laws applicable to the Company or by which any of its assets or properties are bound or affected.

     (b) The Company holds all material permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are necessary for the operation of the business of the Company as it is now being conducted (collectively, the "Company Permits"), except where
                                                 ---------------
the failure to hold such Company Permits would not have a Material Adverse Effect. The Company is in compliance in all material respects with the terms of the Company Permits.

     SECTION 3.7 Financial Statements.

     (a) Attached to the Company Disclosure Schedule are (i) the unaudited balance sheet of the Company as of December 31, 1998, together with the related statement of income, cash flow and stockholders' equity for the fiscal year then ended (the "December Financial Statements"), and (ii) the unaudited balance
            -----------------------------
sheet of the Company as of March 31, 1999 and the related statement of income, cash flow and stockholders' equity for the three months then ended (the "Interim
                                                                         -------
Financial Statements") and, together with the December Financial Statements, the
--------------------
"Financial Statements").
 --------------------

     (b) Each of the Financial Statements was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of the Company as at the respective dates thereof and the consolidated results of its operations, cash flows and stockholder equity for the periods indicated, except that the Financial Statements are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount and do not contain complete footnotes required by GAAP.

     SECTION 3.8 Absence of Certain Changes or Events. Since December 31, 1998, the Company has conducted its business in the ordinary course and there has not occurred: (a) any Material Adverse Effect; (b) any amendments to the Certificate of Incorporation or By-laws of the Company; (c) any damage to, destruction, sale or loss of any asset of the Company (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect; (d) except as required by law, any material change by the Company in its accounting methods, principles or practices; (e) any material revaluation by the Company of any of its assets, including, without limitation, writing off notes or accounts receivable other than in the ordinary course of business; or (g) any sale of the property or assets of the Company, except in the ordinary course of business. Since December 31, 1998, the Company has not taken any action that would require ZC's consent under Section 5.1 had that provision been in effect at the time.

     SECTION 3.9 No Undisclosed Liabilities. The Company has no liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) adequately provided for in the Financial

Statements, (b) which are current liabilities incurred since March 31, 1999 in the ordinary course of business consistent with past practice, or (c) incurred in connection with this Agreement.

     SECTION 3.10 Absence of Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any properties or rights of the Company before any federal, foreign, state or provincial court, arbitrator or administrative, governmental or regulatory authority or body.

     SECTION 3.11 Employee Benefit Plans, Employment Agreements.

     (a) Section 3.11 (a) of the Company Disclosure Schedule lists all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare plans (as
                                   -----
defined in Section 3(1) of ERISA), and all other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, for the benefit of, or relating to, any present or former employee (including any beneficiary of any such employee) of, or any present or former consultant (including any beneficiary of any such consultant) to the Company, or any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA Affiliate") within the meaning of Section 414 of the Code (all such
     ---------------
plans, practices and programs are referred to as the "Company Employee Plans").
                                                      ----------------------
The Company has made available to ZC copies of (i) the most recent annual report on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, and (ii) the most recent Internal Revenue Service determination or opinion letter with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

     (b) (i) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person (other than post-employment coverage mandated by law), and neither the Company nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to, any plan that is or was a "multiemployer plan" as such term is defined in
Section 3(37) of ERISA, a pension plan subject to Title IV of ERISA or a plan subject to Part 3 of subtitle B of Title I of ERISA; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Code, with respect to any Company Employee Plan, which could result in any material liability of the Company; (iii) all Company Employee Plans are in compliance in all material respects with the requirements prescribed by any and all Laws (including ERISA and the Code), currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Internal Revenue Service (the "IRS") or Secretary of the Treasury), and the Company has performed
              ---
all material obligations required to be performed by it under, is not in any material respect in default under or violation of, and has no knowledge of any such default or violation by any other party to, any of the Company Employee Plans; (iv) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination or opinion letter from the IRS, and nothing has occurred which would reasonably be expected to impair such determination (other than required changes where the time for making such changes has not yet expired); and (v) there are no lawsuits or other claims (other than claims for benefits in the ordinary course) pending or, to the best knowledge of the Company, threatened with respect to any Company Employee Plan.

     (c) Section 3.11(c) of the Company Disclosure Schedule sets forth a true and complete list of: (i) all employment agreements with officers of the Company or; (ii) all agreements with consultants who are individuals obligating the Company to make minimum annual cash payments in an amount exceeding $50,000
(iii) all employees of, or consultants to, the Company who have executed a non-competition agreement with the Company; (iv) all severance agreements, programs and policies of the Company with or relating to its employees, in each case with outstanding commitments exceeding $50,000, excluding programs and policies required to be maintained by law; and (v) all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change in control provisions.

     SECTION 3.12 Labor Matters. (i) There are no controversies pending or, to the knowledge of the Company, threatened between the Company and any of its employees; (ii) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, and to the knowledge of the Company there are no activities or proceedings of any labor union to organize any such employees; and (iii) to the knowledge of the Company there are not currently and there have not been any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company.

     SECTION 3.13 Restrictions on Business Activities. Except for this Agreement, to the Company's knowledge, there is no agreement, judgment, injunction, order or decree binding upon the Company or any other person which has or would reasonably be expected to have the adverse effect of prohibiting or impairing any material business practice of the Company or the acquisition of property by the Company.

     SECTION 3.14 Title to Property. The Company has good and marketable title to all of its properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or would not have a Material Adverse Effect; and, to the knowledge of the Company, all leases pursuant to which the Company leases from others real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default). The Company does not own any real property.

     SECTION 3.15  Taxes.

     (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including, without limitation, (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security (or similar), workers' compensation, unemployment compensation, environmental (including Taxes under Code section 59A) utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports, declarations, forms and information statements with respect to Taxes required to be filed with the IRS or any other federal, foreign, state or provincial taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns, including any amendments thereto.

     (b) (i) All Tax Returns of, relating to or which include the Company which are required to have been filed have been filed on a timely basis with the appropriate authorities and all such Tax Returns are true, correct and complete in all material respects, (ii) all material Taxes required to have been paid by the Company (whether or not shown on any Tax Return) have been paid in full on a timely basis to the appropriate authorities, and (iii) all material Taxes or other material amounts required to have been collected or withheld by the Company have been timely and properly collected or withheld and paid to the appropriate authorities.

     (c) (1) No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax by that jurisdiction, (2) no Taxing authority has asserted in writing any adjustment, deficiency, or assessment that could result in additional Tax for which the Company is or may be liable, (3) there is no pending audit, examination, investigation, dispute, proceeding or claim for which the Company has received notice relating to any Tax for which the Company is or may be liable, (4) no statute of limitations with respect to any Tax for which the Company is or may be liable has been waived or extended, (5) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return, (6) the Company is not a party to any Tax sharing or Tax allocation agreement, arrangement or understanding and (7) there are no powers of attorney with respect to Taxes of the Company currently in force.

     (d) There are no liens on any of the assets of the Company which arose in connection with any failure or asserted failure to pay any Tax, other than liens for current Taxes not yet due and payable.

     (e) The Company is not a party to any contract, agreement, plan or arrangement that, individually or collectively, could give rise to any payment in the nature of compensation that would not be deductible by reason of Sections 162, 280G or 404 of the Code. No consent has been filed under Section 341(f) of the Code with respect to the Company.

     (f) The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return, and the Company is not liable for the Taxes of any person under Treasury Regulation 1.1502-6 (or any similar provision of state, local, or foreign law) as transferee or successor, by contract or otherwise. The Company is not a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

     (g) Copies of (i) any Tax examinations, (ii) extensions of statutes of limitations, (iii) the federal, state, local and foreign income Tax Returns of the Company, and (iv) substantive correspondence between the Company and all Taxing authorities for its last three (3) taxable years have previously been furnished or made available to ZC.

     (h) Section 3.15(h) of the Company Disclosure Schedule lists (A) the Company's Tax basis in its assets as of December 31, 1998 and as utilized in the Tax Returns, (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign Tax, excess charitable contribution, adjustments under Section 481 of the Code and other Tax attributes allocable to the Company as shown on the Tax Returns, and (C) the amount of any deferred gain or loss allocable to the Company arising out of any deferred intercompany transaction and any excess loss account attributable to the Company.

     (i) The unpaid Taxes of the Company (A) did not as of December 31, 1998 materially exceed the reserve for Taxes (other than deferred Taxes established to reflect book-tax timing differences) set forth on the Company's December Financial Statements and (B) do not materially exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

     (j) No Tax is required to be withheld by ZC as a result of the payment of the Exchange Consideration pursuant to this Agreement, except as set forth in
Section 3.15(j) of the Company Disclosure Schedule.

     SECTION 3.16 Environmental Matters. The Company: (i) to its knowledge, has obtained all material approvals which are required to be obtained under all applicable federal, state or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company ("Environmental Laws"); (ii) to its
                                     ------------------
knowledge, is in material compliance with all terms and conditions of such required approvals, and also is in material compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; and (iii) as of the date hereof, is not aware of nor has received notice of any past or present violations by the Company of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued material compliance with or which would give rise to any material common law or statutory liability, or otherwise form the basis of any material claim, action, suit or proceeding, against the Company based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste.

     SECTION 3.17 Intellectual Property. The Company owns or licenses all patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, trade secrets or other proprietary rights necessary to the conduct of the business of the Company. Except as listed in Section 3.17 of the Company Disclosure Schedule, the Company has not licensed from any third party any proprietary rights or, to the knowledge of the Company, infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties. To the Company's knowledge, no activity of any third party infringes upon any proprietary rights of the Company. All of the Company's trademarks and trade names are listed in Section 3.17 of the Company Disclosure Schedule and the Company has good title to all of such trademarks and trade names free and clear of any lien, charge, license or other encumbrance.

     SECTION 3.18 Immigration Compliance. (a) The Company is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules, directives and regulations relating to the employment authorization of its employees (including, without limitation, the Immigration Reform and Control Act of 1986, as amended and supplemented, and Section 212(n) and 274A of the Immigration and Nationality Act, as amended and supplemented, and all implementing regulations relating thereto), and the Company has not employed nor is it currently employing any unauthorized aliens (as such term is defined under 8 CFR 274a.1(a)).

     (b) The Company has not received any notice from the Immigration and Naturalization Service (the "INS") or the U.S. Department of Labor (the "DOL")
                             ---                                         ---
of the disapproval or denial of any visa petition pending before the INS or labor certification pending before the DOL on behalf of any employee or prospective employee of the Company.

     (c) Section 3.18 (c) of the Company Disclosure Schedule contains a true, complete and accurate list of all non-immigrant or immigrant visa petitions pending before the INS and labor certifications pending before the DOL on behalf of any of the employees or prospective employees of the Company.

     (d) Since the approval of each of their respective visa petitions, there has been no material change in the terms and conditions of employment of any employees of the Company, provided that it is acknowledged that certain employees from time to time unilaterally breach the terms of their employment with the Company.

     SECTION 3.19 Insurance. Section 3.19 of the Company Disclosure Schedule describes each insurance policy maintained by the Company with respect to the Company's properties, assets and operations and sets forth the date of expiration of each such insurance policy. All of such insurance policies are in full force and effect. The Company is not in default with respect to its obligations under any of such insurance policies.

     SECTION 3.20 Accounts Receivable. The accounts receivable of the Company as reflected in the most recent Financial Statements, to the extent uncollected on the date hereof, and the accounts receivable reflected on the books of the Company are valid and existing and represent monies due, and the Company has made reserves reasonably considered adequate for receivables not collectible in the ordinary course of business, and (subject to the aforesaid reserves) are subject to no refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any thereof.

     SECTION 3.21 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its affiliates.

     SECTION 3.22   Change in Control Payments.  Except as set forth in Section
3.22 of the Company Disclosure, the Company has no plans, programs or agreements to which it is a party, or to which it is subject, pursuant to which payments may be required or acceleration of benefits may be required upon a change of control of the Company.

     SECTION 3.23 Expenses. Section 3.23 of the Company Disclosure Schedule attached hereto sets forth a description of all of the estimated third party expenses of the Company, including those payable to auditors, consultants and other professionals, as of the date hereof which the Company expects to incur, or has incurred, in connection with the transactions contemplated by this Agreement. Notwithstanding anything else to the contrary herein, the information set forth in Section 3.23 of the Company Disclosure Schedule shall not act as a limitation on such third party expenses or otherwise limit the rights of such third parties against the Company.

     SECTION 3.24 Books and Records. The books of account, stock records, minute books and other records of the Company are true and complete in all material respects. The minute books of the Company made available to ZC contain a complete and accurate record of all corporate actions of directors and stockholders since the time of incorporation of the Company through the date of this Agreement.

     SECTION 3.25 Full Disclosure. No representation or warranty made by the Company contained in this Agreement and no statement contained in any certificate or schedule furnished by the Company to ZC in, or pursuant to the provisions of, this Agreement, including without limitation the Company Disclosure Schedule, contains any untrue statement of a material fact or omits or will at the Closing omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make statements herein or therein not misleading.


                                  ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF ZC

     ZC hereby represents and warrants to the Company and the Stockholders that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by ZC to the Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV (the "ZC Disclosure Schedule"):
         ----------------------

     SECTION 4.1 Organization and Qualification; Subsidiaries. ZC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. ZC is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not have a Material Adverse Effect. ZC does not have any subsidiaries.

     SECTION 4.2 Charter and By-Laws. ZC has heretofore furnished to the Company a complete and correct copy of its Certificate of Incorporation and By-Laws, as amended to date. Such Certificate of Incorporation and By-Laws are in full force and effect.

     SECTION 4.3 Capitalization. The authorized capital stock of ZC consists of (i) 9,624,060 shares of ZC Common Stock and (ii) 96,200 shares of Class A Preferred Stock, par value $.01 per share ("Preferred Stock"). Immediately
                                            ---------------
following the Closing (giving effect to the transactions contemplated by the GTCR Purchase Agreement), the issued and outstanding capital stock of ZC will be as set forth in Section 4.3 of the ZC Disclosure Schedule. The shares of ZC Common Stock to be issued pursuant to the GTCR Purchase Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights, and shall be issued in compliance with applicable securities laws. Except as set forth in Section 4.3 of the ZC Disclosure Schedule, there are no options, warrants or other rights, agreements, trusts, proxies, arrangements or commitments of any character relating to the issued or unissued shares of capital stock of ZC or obligating ZC to issue or sell any shares of capital stock of, or other equity interests in, ZC. There are no obligations, contingent or otherwise, of ZC to repurchase, redeem or otherwise acquire shares of ZC Common Stock. Assuming the accuracy of the Stockholders' representations, the issuance of the Shares is not required to be registered under the Securities Act of 1933 or any state securities laws.

     SECTION 4.4 Authority Relative to this Agreement. ZC has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by ZC and the consummation by ZC of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of ZC, and no other corporate proceedings on the part of ZC are necessary to authorize this Agreement or to consummate the transactions contemplated thereby. This Agreement has been duly and validly executed and delivered by ZC and, assuming the due authorization, execution and delivery by the Company and the Stockholders, constitutes a legal, valid and binding obligation of ZC enforceable against it in accordance with its terms.

     SECTION 4.5   No Conflict, Required Filings and Consents.

     (a) Except as set forth in Section 4.5(a) of the ZC Disclosure Schedule, the execution and delivery of this Agreement by ZC does not, and the performance of this Agreement by ZC will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of ZC, (ii) conflict with or violate any Laws applicable to ZC or by which its properties are bound or affected, or (iii) result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a default) under, or impair ZC's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of ZC pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which ZC is a party or by which ZC or any of its properties are bound or affected.

     (b) The execution and delivery of this Agreement by ZC does not, and the performance of this Agreement by ZC will not, require any consent, approval, authorization or permit on the part of ZC of, or filing with or notification on the part of ZC to, any federal foreign, state or provincial governmental or regulatory authority except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, and the Blue Sky Laws, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the transactions contemplated by this Agreement, or otherwise prevent ZC from performing its obligations under this Agreement, and would not have a Material Adverse Effect.

     SECTION 4.6 No Prior Activities. ZC is a newly formed corporation which has conducted no material business activity other than entering into the financing agreements and any ancillary agreements related thereto listed in
Section 4.6 of the ZC Disclosure Schedule (the "Initial Financing Agreements"),
                                                ----------------------------
true and correct copies of which ZC has furnished to the Company and the Stockholders prior to the date hereof. As of the date hereof and the Closing Date, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and the Initial Financing Agreements and any other agreements or arrangements contemplated hereby or thereby, ZC has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person. ZC is not a party to any material contracts or agreements other than those set forth in Section 4.6 of the ZC Disclosure Schedule.

     SECTION 4.7 Validity of ZC Common Stock. The shares of ZC Common Stock to be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and subject to no preemptive rights.

     SECTION 4.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ZC or its affiliates.

     SECTION 4.9 Tax-Free Exchange. ZC has not taken any action which would disqualify the share exchange contemplated hereby from being a tax-free exchange under Section 351 of the Code.

     SECTION 4.10 Full Disclosure. No representation or warranty made by ZC contained in this Agreement and no statement contained in any certificate or schedule furnished by ZC to the Company in, or pursuant to the provisions of, this Agreement, including without limitation the ZC Disclosure Schedule, contains any untrue statement of a material fact or omits to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein not misleading.

                                   ARTICLE V

                    CONDUCT OF BUSINESS PENDING THE CLOSING

     SECTION 5.1 Conduct of Business by the Company Pending the Closing. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the Closing, unless ZC shall otherwise agree in writing, which agreement shall not be unreasonably withheld, the Company shall conduct its business only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice other than actions expressly provided for in this Agreement; and the Company shall use all reasonable commercial efforts to preserve intact the business organization of the Company, to keep available the services of the present officers, employees and consultants of the Company and to preserve the present relationships of the Company with customers, suppliers and other persons with which the Company has business relations. By way of amplification and not limitation, except as expressly provided for in this Agreement, the Company shall not, during the period from the date of this Agreement and continuing until the Closing, directly or indirectly do, or propose to do, any of the following without the prior written consent of ZC, which consent shall not be unreasonably withheld:

     (a)  amend the Certificate of Incorporation or By-Laws of the Company;

     (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company;

     (c) except in the ordinary course of business, sell, pledge, dispose of or encumber any assets (tangible or intangible) of the Company except for (i) dispositions of obsolete or worthless assets and (ii) sales of assets not in excess of $10,000 in the aggregate;

     (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire, any of its securities including without limitation, shares of Company Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Stock, or propose to do any of the foregoing;

     (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (ii) except in the ordinary course of business and only under the Company's revolving line of credit, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice, make any loans or advances; (iii) enter into or amend any material contract or agreement; (iv) authorize any capital expenditures or purchases of fixed assets which are, in the aggregate, in excess of $25,000; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.1(e);

     (f) increase the compensation payable or to become payable to its officers, increase compensation payable or to become payable to its employees other than in the ordinary course of business, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law;

     (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as may be required by law;

     (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

     (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Financial Statements or incurred in the ordinary course of business and consistent with past practice; or

     (j) take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1 (a) through (i) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

     SECTION 5.2   No Solicitation.

     (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company, (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to herein as an "Acquisition
                                                                     -----------
Proposal"), (ii) engage in negotiations or discussions concerning, or provide
--------
any nonpublic information to any person relating to, any Acquisition Proposal or
(iii) agree to, approve or recommend any Acquisition Proposal.

     (b) The Company shall immediately notify ZC after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Board of Directors or any officer of the Company that it is considering making, or has made, an Acquisition Proposal. Such notice to ZC shall be made orally and in writing.

     (c) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than ZC) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party, except as required under the terms of such agreement.

     (d) The Company shall ensure that the officers, directors and employees of the Company and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 5.2.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

     SECTION 6.1 Access to Information. Upon reasonable notice, the Company and ZC shall each afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access during business hours, during the period from the date of this Agreement to the Closing, to all its properties, books, contracts, commitments and records and, during such period, the Company and ZC each shall furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either ZC or the Company may reasonably request.

     SECTION 6.2 Consents; Approvals. The Company and ZC shall each use their reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States governmental and regulatory rulings and approvals), and the Company and ZC shall make all filings (including, without limitation, all filings with United States governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company, on the one hand, and ZC, on the other hand, and the consummation by them of the transactions contemplated hereby, in each case as promptly as practicable, except where the failure to obtain the consent or authorization or the failure to make the filing would not have a Material Adverse Effect. The Company and ZC shall furnish promptly all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

     SECTION 6.3 Notification of Certain Matters. The Company shall give prompt notice to ZC, and ZC shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to become untrue or inaccurate in any material respect, or (ii) any failure of the Company, the Stockholders or ZC, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 7.2(a) or 7.3(a) unless the failure to give such notice results in material prejudice to the other party.

     SECTION 6.4 Further Action/Tax Treatment. Upon the terms and subject to the conditions hereof each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. ZC shall not intentionally take or cause to be taken any action that would disqualify the share exchange contemplated by this Agreement from being tax-free under Section 351 of the Code.

     SECTION 6.5 Public Announcements. ZC and the Company shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld. This covenant is not for the benefit of the Stockholders after the Closing.

     SECTION 6.6 Conveyance Taxes. ZC and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or before the Closing.

     SECTION 6.7 Board Observation Right. So long as it owns at least 50% of the shares of ZC Common Stock issued to it in connection with the transactions contemplated by this Agreement, Mosaic shall have the right to designate one individual to observe all meetings of the Board of Directors of ZC. Mosaic shall be entitled to the same notice of such meetings and information relating to such meetings as the members of the Board of Directors.

     SECTION 6.8 Tjan Board Seat. ZC shall cause Anthony Tjan to be elected to the Board of Directors as a Class I Director contemporaneously with the Closing.

     SECTION 6.9 Noncompetition/Nonsolicitation. (a) For the period of years after the Closing Date specified across from such Stockholder's name on Exhibit
6.9 hereto (the "Noncompete Period"), each Stockholder shall not, within the
                 -----------------
United States or Canada, directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business engaged in Internet consulting and/or implementation services or any business in which ZC or any of its subsidiaries has requested and received information relating to the acquisition of such business by ZC and the subsidiaries; provided that passive ownership of less than 5% of the outstanding stock of any publicly-traded corporation shall not, in and of itself, be deemed to violate this Section 6.9.

          (b) During the Noncompete Period, each Stockholder shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of ZC or its subsidiaries to leave the employ of ZC or such subsidiary, or in any way interfere with the relationship between ZC and any subsidiary and any employee thereof, (ii) hire any person who was an employee of ZC or any subsidiary within 180 days prior to the time such employee was hired by the Stockholder, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of ZC or any subsidiary to cease doing business with ZC or such subsidiary or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and ZC and any subsidiary or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the business of ZC and any subsidiary and with which ZC and any subsidiary has entertained discussions or has requested and received information relating to the acquisition of such business by ZC and any subsidiary.

          (c) If, at the time of enforcement of this Section 6.9, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. The parties hereto agree that money damages would be an inadequate remedy for any breach of this Section 6.9. Therefore, in the event a breach or threatened breach of this Section 6.9, ZC or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

     SECTION 6.10 Issuance of Options. ZC agrees to reserve for issuance to non-stockholder employees of the Company options to purchase 20,000 shares of ZC Common Stock. The options so reserved shall be issued pursuant to a stock option plan yet to be approved, but shall in any event be non-qualified options with an exercise price of $0.50, have a 10 year term (subject to earlier termination) and vest over a four year period.

     SECTION 6.11 Employee Bonus. ZC agrees that, within 5 business days following the Closing, it shall make, or shall cause the Company to make, a one-time bonus payment in the aggregate amount of $300,000 to the individuals and in the amounts set forth on Exhibit 6.11 hereto.

     SECTION 6.12 Third Party Securities. The Stockholders acknowledge and agree that any and all securities issued or issuable by Frictionless, Inc., Bernard's Gallery, Ltd., Accompany, Inc. and Foodline, LLC pursuant to any applicable agreements or arrangements with the Company or in connection with the provision of services by the Company (the "Third Party Securities") are and
                                           ----------------------
shall at all times remain the sole and exclusive property of the Company and that the Stockholders have no right or claim thereto. The Stockholders agree to take all actions necessary or appropriate to ensure that the Third Party Securities are issued in the proper corporate name of the Company.

                                  ARTICLE VII
                      CONDITIONS TO THE EXCHANGE OF SHARES

     SECTION 7.1 Conditions to Obligation of Each Party to Effect the Exchange of Shares. The respective obligations of each party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

     (a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, which makes the consummation of the transactions contemplated by this Agreement illegal; and

     (b) Governmental Actions. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that might result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit ZC from exercising all material rights and privileges pertaining to its ownership of the Company or the ownership or operation by ZC or any of its subsidiaries of all or a material portion of the business or assets of ZC or any of its subsidiaries, as a result of the transactions contemplated by this Agreement.

     SECTION 7.2 Additional Conditions to Obligations of ZC. The obligations of ZC to effect the transactions contemplated by this Agreement are also subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company and the Stockholders contained in this Agreement shall have been true and correct in all material respects at and as of the date made, and shall be true and correct in all material respects as of the Closing Date with the same effect as though made on and as of the Closing Date. In addition, all representations and warranties of the Company and the Stockholders that are qualified by materiality or similar words shall have been true and correct (giving effect to such qualification) in all respects when made and as of the Closing Date. ZC shall have received a certificate to such effect signed on behalf of the Company by the President and the Chief Financial Officer of the Company and on behalf of the Stockholders by the Stockholder Representatives;

     (b) Agreements and Covenants. The Company and the Stockholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them at or prior to the Closing Date, and ZC shall have received a certificate to such effect signed on behalf of the Company by the President and the Chief Financial Officer of the Company and on behalf of the Stockholders by the Stockholder Representatives;

     (c) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company and the Stockholders for the due authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by the Company and the Stockholders, except where the failure to obtain such consents, waivers approvals, authorizations or orders or to make such filings would not have a Material Adverse Effect;

     (d) Opinion of Counsel to the Company. ZC shall have received opinions of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo PC, counsel to the Company, and Foley, Hoag & Eliot, LLP, special counsel to the Copmany, which together are in substantially the form attached hereto as Exhibit 7.2(d);

     (e) Stockholder Agreement. ZC shall have received executed Stockholder Agreements (or counterpart signature pages thereto) from each of the Stockholders;

     (f) Employment Agreements. ZC shall have received executed Employment Agreements, substantially in the form of Exhibit 7.2(f), from all of the Stockholders other than Mosaic; and

     (g) Stock Restriction Agreement. ZC shall have received an executed Stock Restriction Agreement, substantially in the form of Exhibit 7.2(g), from Mosaic.

     SECTION 7.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the transactions contemplated by this Agreement is also subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of ZC contained in this Agreement shall have been true and correct in all material respects at and as of the date made, and shall be true and correct in all material respects as of the Closing Date with the same effect as though made on and as of the Closing Date. In addition, all representations and warranties of ZC that are qualified by materiality or similar words shall have been true and correct (giving effect to such qualification) in all respects when made and as of the Closing Date. The Company shall have received a certificate to such effect signed by the President and the Chief Financial Officer of ZC;

     (b) Agreements and Covenants. ZC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed by the President and the Chief Financial Officer of ZC;

     (c) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by ZC for the due authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by ZC;

     (d) Opinion of Counsel to ZC. The Company shall have received an opinion of Ropes & Gray, counsel to ZC, in substantially the form attached hereto as
Exhibit 7.3(d); and

     (e) Registration Rights Agreement. ZC shall have entered into a Registration Rights Agreement with the Stockholders in substantially the form attached hereto as Exhibit 7.3(e).

     (f) Investment by GTCR Funds. The transactions contemplated by the GTCR Purchase Agreement shall be consummated simultaneously with the Closing.

     (g) Employment Agreements. ZC shall have executed Employment Agreements, substantially in the form of Exhibit 7.2(f), in favor of all Stockholders other than Mosaic.

                                  ARTICLE VII
                              GENERAL PROVISIONS

     SECTION 8.1  Indemnification.

     (a)  Survival of Representations and Warranties.  The representations and
          ------------------------------------------
warranties of the Company, the Stockholders and ZC made in this Agreement and in the documents and certificates delivered in connection herewith shall survive the Closing until the first anniversary of the Closing Date (except for those contained in Sections 2.5 (The Shares), 3.3 (Capitalization), 3.11 (Employee Benefit Plans, Employment Agreements) and 3.15 (Taxes), which shall survive the Closing and shall continue in full force and effect without limit as to time (subject to any applicable statutes of limitations and any extensions or waivers thereof with respect to Tax matters))(the "Indemnity Period") and shall remain
                                           ----------------
operative and in full force and effect through the end of the Indemnity Period regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. No claim for indemnification under this Section 8.1 for breach of a representation or warranty may be commenced after the Indemnity Period, provided, however, that
                                                      --------  ------
claims made within the applicable time period shall survive to the extent of such claim until such claim is finally determined and, if applicable, paid.

     (b)  Indemnification of ZC.  The Stockholders agree to jointly and
          ---------------------
severally indemnify, defend, protect, and hold harmless each of ZC, the Company and each of their respective subsidiaries and affiliates (each in its capacity as an indemnified party, an "Indemnitee") at all
                             ----------
times from and after the date of this Agreement from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (collectively "Damages") incurred
                                                              -------
by such Indemnitee as a result of or incident to (i) any breach of any representation or warranty of the Company or the Stockholders set forth herein or in any certificate or other document delivered in connection herewith as of the date made (as such representation or warranty would read if all qualifications as to knowledge, materiality and Material Adverse Effect were deleted from it) with respect to which a claim for indemnification is brought by an Indemnitee within the applicable survival period, if any, described in
Section 8.1(a) and (ii) any breach or nonfulfillment by the Company or the Stockholders, or any noncompliance by the Company or the Stockholders with, any covenant, agreement, or obligation contained herein or in any certificate or other document delivered in connection herewith.

     (c)  Third Person Claims.  Promptly after an Indemnitee has received notice
          -------------------
of or has knowledge of any claim by a person not a party to this Agreement ("Third Person") or the commencement of any action or proceeding by a Third
 -------------
Person, the Indemnitee shall give the Stockholder Representatives written notice of such claim or the commencement of such action or proceeding; provided,
                                                                --------
however, that the failure to give such notice will not effect the Indemnitees'
-------
right to indemnification hereunder with respect to such claim, action or proceeding, except to the extent that the Stockholder Representatives have, or the Stockholders have, been actually and materially prejudiced as a result of such failure. If the Stockholder Representatives notify the Indemnitee within thirty (30) days from the receipt of the foregoing notice that they wish to defend against the claim by the Third Person, then the Stockholder Representatives shall have the right to assume and control the defense of the claim by appropriate proceedings with counsel reasonably acceptable to Indemnitee. The Indemnitee may participate in the defense, at its sole expense, of any such claim for which the Stockholder Representatives shall have assumed the defense pursuant to the preceding sentence, provided, however that counsel
                                                --------  -------
for the Stockholder Representatives shall act as lead counsel in all matters pertaining to the defense or settlement of such claims, suit or proceedings; provided, further, however, that Indemnitee shall control the defense of any
--------  -------  -------
claim or proceeding that in the reasonable judgment of the Indemnitee and the Stockholder Representatives could have a material and adverse effect on Indemnitee's business apart from the payment of money damages. The Indemnitee shall be entitled to indemnification for the reasonable fees and expenses of its counsel for any period during which the Stockholder Representatives have not assumed the defense of any claim. Whether or not the Stockholder Representatives shall have assumed the defense of any claim, neither the Indemnitee nor the Stockholder Representatives shall make any settlement with respect to any such claim, suit or proceeding without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed. It is understood and agreed that in situations where failure to settle a claim expeditiously would reasonably be expected to have an adverse effect on the party wishing to settle, the failure of a party controlling the defense to act upon a request for consent to such settlement within five business days of receipt of notice thereof shall be deemed to constitute consent to such settlement for purposes of this Section 8.1.

     (d)  Limitations on Indemnifications.  No Indemnitee shall be entitled to
          -------------------------------
indemnification under this Section 8.1 for Damages relating to breaches of representations and warranties set forth herein or in any certificate or document delivered in connection herewith until the aggregate amount of Damages incurred by such Indemnitee, together with Damages suffered with respect to all other claims for indemnification pursuant to this Agreement by all other Indemnitees, exceeds $71,000, at which time such Indemnitees shall be entitled to indemnification for the entire aggregate cumulative amount of all Damages in excess of $71,000 up to a maximum aggregate liability equal to the Cash Consideration; provided, however, that with respect to the matters set forth in
                --------  -------
Section 3.15, ZC shall be entitled to indemnification for the entirety of such Damages (which indemnification amount shall not be included in determining whether Damages exceed $71,000 for purposes of this Section 8.1(d)). In addition, the Stockholders shall indemnify ZC for the entirety of any Damages incurred by ZC as a result of (i) a failure to withhold taxes from the Exchange Consideration paid to the Stockholders because of an inaccuracy contained in
Section 3.15(j) of the Company Disclosure Schedule or (ii) any claims by any Stockholder arising from the recapitalization of the Company prior to the Closing (which indemnification amount in the case of both (i) and (ii) shall not be included in determining whether Damages exceed $71,000 for purposes of this
Section 8.1(d)). At its option, Mosaic may satisfy any of its indemnification obligations hereunder by either (i) forfeiting to the Company a number of shares of its ZC Common Stock sufficient to satisfy such obligations, (ii) paying such obligations in cash or (iii) using a combination of ZC Common Stock and cash. For purposes of the foregoing sentence, each share of ZC Common Stock to be forfeited by Mosaic shall be valued at fair market value at the time of the applicable claim for indemnification, which shall be (i) the average of the high and low sale prices of the ZC Common Stock on the applicable reference date if the ZC Common Stock is listed or traded on a national stock exchange or market or (ii) the good faith determination of the Board of Directors of ZC of the fair value of such share as of the applicable reference date. The maximum liability of any individual Stockholder shall not exceed the Cash Consideration received by such Stockholder.

     (e)  Indemnification by ZC.  Subject to the provisions of this Section 8.1,
          ---------------------
ZC agrees to indemnify, defend, protect and hold harmless each of the Stockholders (the "Stockholder Indemnitees") from and against any and all Damages incurred or suffered by such Stockholder Indemnitees as a result of or incident to (i) any breach of any representation or warranty of ZC set forth herein or in any certificate or other document delivered in connection herewith as of the date made (as such representation or warranty would read if all qualifications as to knowledge, materiality and Material Adverse Effect were deleted from it) with respect to which a claim for indemnification is brought by such Stockholder Indemnitees within the applicable survival period, if any, described in Section 8.1(a), (ii) any breach or nonfulfillment by ZC, or any noncompliance by ZC with, any covenant, agreement, or obligation of ZC contained herein or in any certificate or other document delivered in connection herewith as of the date made (the "Stockholder Damages").

     (f)  Certain Adjustments.  The Indemnitees and Stockholder Indemnitees
          -------------------
agree that for purposes of computing the amount of Damages incurred by any Indemnitee or Stockholder

Indemnitee, there shall be deducted (i) an amount equal to the amount of any tax benefit received, or an amount equal to the present value of any tax benefit receivable, by such Indemnitee or Stockholder Indemnitee in connection with such Damages or the circumstances giving rise thereto and (ii) an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements received or receivable by such Indemnitee or Stockholder Indemnitee in connection with such Damages or the circumstances giving rise thereto.

     SECTION 8.2 Survival. The agreements set forth in Section 8.1 shall survive independently and Article I and Sections 6.4 and 6.7 shall survive the Closing indefinitely.

     SECTION 8.3 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

     (a)  If to ZC:

          ZC Acquisition Corp.
          105 South Street
          Boston, MA 02110
          Attention: General Counsel
          Telephone No.:  (617) 292-7888
          Telecopier No.: (617) 292-7880

     With copies to:

          Ropes & Gray
          One International Place
          Boston, MA 02110
          Attention: Keith F. Higgins, Esq.
          Telephone No.:  (617) 951-7000
          Telecopier No.: (617) 951-7050

          GTCR Fund VI, L.P.
          GTCR VI Executive Fund, L.P.
          GTCR Associates VI
          c/o GTCR Golder Rauner, LLC
          6100 Sears Tower
          Chicago, IL 60606-6402
          Attention: Philip A. Canfield
          Telephone No.:  (312) 382-2200
          Telecopier No.: (312) 382-2201

          Kirkland & Ellis
          200 East Randolph Drive
          Chicago, IL 60601
          Attention: Stephen L. Ritchie, Esq.
          Telephone No.:  (312) 861-2000
          Telecopier No.: (312) 861-2200

     (b)  If to the Company:

          ZEFER Corp.
          105 South Street
          Boston, MA 02110
          Attention: Anthony Tjan
          Telephone No.:  (617) 290-7888
          Telecopier No.: (617) 292-7880

     With a copy to:

          Mintz, Levin, Cohn, Ferris, Glovsky and Popeo PC
          One Financial Center
          Boston, MA 02111
          Attention: William T. Whelan, Esq.
          Telephone No.:  (617) 542-6000
          Telecopier No.: (617) 542-2241

     SECTION 8.4 Certain Definitions. For purposes of this Agreement, the term:

     (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

     (b) "business day" means any day in which the New York Stock Exchange is open for trading;

     (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

     (d) "knowledge" when used herein means the actual knowledge after reasonable investigation of any director or executive officer of the Company.

     (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

     (f) "subsidiary" or "subsidiaries" of the Company, ZC or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, ZC or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 8.5 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.6 Waiver. At any time prior to the Closing, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 8.7 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.8 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not materially affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or unenforceable, in lieu of such invalid, illegal or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in economic and legal effect to such invalid, illegal or unenforceable provision as may be possible.

     SECTION 8.9 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

     SECTION 8.10 Assignment. This Agreement shall not be assigned by any party, by operation of law or otherwise.

     SECTION 8.11 Payment of Expenses. Each of the parties hereto shall assume and bear all expenses, costs and fees including, without limitation, attorney's and accountant's fees (collectively, "Expenses") incurred or assumed by such
                                      --------
party in the preparation and execution of this Agreement and compliance herewith, it being understood that the Stockholders shall be responsible for all Expenses of the Company in connection herewith; provided, however, that the
                                                 --------  -------
Company shall pay the reasonable attorney's fees and expenses of the Company and the Stockholders in connection herewith, including those set forth on Schedule
3.23 hereto.

     SECTION 8.12 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

     SECTION 8.13 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 8.14 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts without giving effect to the conflict of laws principles thereof.

     SECTION 8.15 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                 [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, each of the undersigned has executed this Agreement (or caused this Agreement to be executed by an officer thereunto duly authorized) as of the date first written above.


                         By: /s/ William Seibel
                            -----------------------------------------
                             William Seibel
                             President

                         ZEFER CORP.

                         By: /s/ Anthony Tjan
                            -----------------------------------------
                              Anthony Tjan
                              President and Chief Executive Officer

                                                      [Share Exchange Agreement]


                         1261417 ONTARIO LIMITED


                         By: /s/ David [Illegible]^^
                            -----------------------------------------
                            Name: David [Illegible]^^
                            Title:


                         By: /s/ Anthony Tjan
                            -----------------------------------------
                            Anthony Tjan


                         By: /s/ Kaming Ng
                            -----------------------------------------
                            Kaming Ng



                         By: /s/ Ian Colliety
                            -----------------------------------------
                            Ian Colliety

                         By: /s/ Alexandre Scherer
                            -----------------------------------------
                            Alexandre Scherer


                         By: /s/ Matthew Burkley
                            -----------------------------------------
                            Matthew Burkley


                         By: /s/ Stephen DiMarco
                            -----------------------------------------
                            Stephen DiMarco


                         By: /s/ Deborah Frieze
                            -----------------------------------------
                            Deborah Frieze


                         By: /s/ Edmond Jay
                            -----------------------------------------
                            Edmond Jay

                                                                     Exhibit 1.2

                     Allocation of Exchange Consideration

Stockholder                # of ZC Shares         Amount of Cash Consideration
-----------                --------------         ----------------------------
1261417 Ontario Limited    192,000                $1,505,523.53
Anthony Tjan               211,200                $2,356,569.71
Kaming Ng                  72,000                 $  757,917.67
Ian Colliety               64,800                 $  500,122.54
Alexandre Scherer          64,800                 $  577,461.08
Matthew Burkley            64,800                 $  500,122.54
Stephen DiMarco            64,800                 $  335,133.66
Deborah Frieze             64,800                 $  335,133.66
Edmond Jay                 64,800                 $  232,015.61
                           =======                 =============
     Total:                864,000                 $7,100,000.00

                                                                     Exhibit 6.9

                              Noncompete Periods


Stockholder                        Noncompete Period
-----------                        -----------------
1261417 Ontario Limited            Two years
Anthony Tjan                       Two years
Kaming Ng                          Two years
Ian Colliety                       Two years
Alexandre Scherer                  Two years
Matthew Burkley                    Two years
Stephen DiMarco                    One year
Deborah Frieze                     One year
Edmond Jay                         One year

                                     -34-